Exhibit 10.44

June 23, 2016

Dino DiMarino

Dear Dino,

Mimecast is pleased to offer you the position of Senior Vice President of North American Sales with a start date of August 15, 2016 contingent on successful background and reference check. You will work from the Watertown office and report to Ed Jennings, Chief Operating Officer.

Our offer of employment is as follows:

i.	Your semi-monthly salary will be $11,458.34 ($275,000.16 annualized), to be paid on a semi-monthly basis;
ii.

You will be eligible for a variable compensation component of $275,000 based on meeting individual and company targets which. This variable component will be pro- rated based on your start date and the measurements will be agreed to by you and I;

iii.

Subject to approval by the Company’s Board of Directors, you will be awarded 250,000 options which will be issued on the first trading day in September 2016 and priced as of the close of that day. Vesting for this award will commence on the vesting commencement date stated in the Option Agreement. Unless otherwise specified in the schedule in the Option Agreement, the vesting schedule shall be as follows: 25% of the Options shall be vested on the first anniversary of the vesting commencement date and thereafter 6.25% of the Option Shares shall vest quarterly until the Option Shares are fully vested on the fourth anniversary of the vesting commencement date;

iv.

If your employment is terminated for reasons other than cause, such as a reduction-in-force or a material change in job requirements, and upon signing a customary release of claims, the Company will pay you 6 months of base salary as severance and continue your medical benefits throughout this period;

v.

If there is a Change In Control, defined as another company purchasing more than fifty percent (50%) of the issued and outstanding equity in the company, fifty percent (50%) of any of your then unvested outstanding options will immediately become vested and exercisable. In addition, if within one (1) year after a Change of Control you are required to assume a position with materially different job duties or responsibilities, your base salary or total on target compensation is reduced by more than 5%, or your employment is terminated without “Cause” or a change in the location of your employment of more than fifty miles (50) from the then-current location, unless such relocation is within fifty (50) miles of your principal residence, then the remainder of your unvested options will become immediately vested and exercisable. For the avoidance of doubt, “Change of Control” means the sale of all or substantially all the assets of Company through a merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions. A merger or consolidation of the company means that the shareholders of the Company hold less than 50% of the shares in the resulting entity on completion of the transaction.

vi.	You will be eligible for three weeks of vacation annually in addition to other benefits available to employees for sick and holiday time which will be pro-rated for the remainder of the fiscal year.

Mimecast Ltd – Corporate Headquarters CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW tel: +44 (0)207 843 2300 email: info@mimecast.com www.mimecast.com	Mimecast North America 480 Pleasant Street, Watertown, MA 02472 tel: +01 781-996-5340 local: 1 800 660 1194 email: info@mimecast.com

© 2009 Mimecast.. Mimecast is a company registered in England and Wales. Registered Office number:4698693 VAT number:GB 832 5179 29.

Your employment relationship with Mimecast will be ‘at-will’, meaning that you are free to resign from, and Mimecast is free to terminate, your employment at any time for any reason, with or without notice. Nothing in this offer letter shall be construed to alter this ‘at-will’ employment relationship.

Your acceptance of this offer (‘Offer Letter’) is subject to your signature on a ‘Confidentiality and Non-Disclosure (Agreement), which will be provided to you under separate cover. No prior promises, discussions, representations, or other understandings relative to terms or conditions of your employment are to be considered part of this agreement unless expressed in writing in this Offer Letter and the Agreement.

Mimecast reserves the right to conduct background and reference checks and your employment is contingent on satisfactory results of those checks. Upon acceptance, we will provide you with the new hire paperwork and an I-9 form, which is required by the government to verify employment eligibility. Noted on the back of the I-9 are lists of acceptable documents for this purpose. The appropriate documents must be presented when you report to work, since we will be unable to process your employment paperwork without them.

Please sign this offer letter below and confirm acceptance by email reply to Joe Freitas at jfreitas@mimecast.com. On your first day, please bring the original signed document and identification needed for proof of eligibility to work in the United States.

Mimecast Ltd – Corporate Headquarters

CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW

tel: +44 (0)207 843 2300  email: info@mimecast.com

www.mimecast.com

© 2009 Mimecast.. Mimecast is a company registered in England and Wales. Registered Office number:4698693 VAT number:GB 832 5179 29

Dino, we are very pleased to have you join our growing team. We believe your association with Mimecast will be mutually rewarding and beneficial. If you have any questions, please call me                                  .

Sincerely,

/s/ Ed Jennings

Ed Jennings

Chief Operating Officer

Accepted by:	/s/ Dino DiMarino	Date:	June XX, 2016

Mimecast Ltd – Corporate Headquarters CityPoint, One Ropemaker Street, Moorgate, London EC2Y 9AW tel: +44 (0)207 843 2300 email: info@mimecast.com www.mimecast.com	Mimecast North America 480 Pleasant Street, Watertown, MA 02472 tel: +01 781-996-5340 local: 1 800 660 1194 email: info@mimecast.com

© 2009 Mimecast.. Mimecast is a company registered in England and Wales. Registered Office number:4698693 VAT number:GB 832 5179 29.